Exhibit 10.1

[Date]

[Name]
[Address]

RE:    Award Agreement dated [Date]; Performance Shares Award [Number]; Grant of Performance Shares

Dear [Name]:
On behalf of First Midwest Bancorp, Inc. (the “Company”), I am pleased to advise you that on [Date] (the “Date of Grant”), in recognition of your position as a key employee of the Company and your being or becoming a party to an employment agreement and/or a Confidentiality and Restrictive Covenants Agreement (“CRCA”) with the Company, the Compensation Committee (the “Compensation Committee”) and the Board of Directors of the Company approved an award of performance shares (the “Award” or the “Performance Shares”) pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended (the “Omnibus Plan”). The Award provides you with the opportunity to earn [Number] shares of the Company’s common stock, $0.01 par value per share (“Common Stock”).
The Award is subject to the terms and conditions of the Omnibus Plan, including any amendments thereto, which are incorporated herein by reference, and to the following provisions:
(1)Award. The Company hereby grants to you an Award of [Number] Performance Shares (the “Target Number of Performance Shares”), subject to the terms and conditions set forth herein and in Exhibits A and B hereto (this letter agreement and such Exhibits are referred to herein as the “Award Agreement”), with 50% of the Target Number of Performance Shares being subject to the relative total shareholder return performance goal set forth in Exhibit A hereto (“RTSR”) and 50% of the Target Number of Performance Shares being subject to the average annual core return on average tangible common equity performance goal set forth in Exhibit B hereto (“CRATCE”). Prior to vesting, no amount attributable to the Award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. You may earn Performance Shares only if one or both of the performance goals are achieved at a “Threshold” level of performance or greater.
Within a reasonable time after the date of this Award, the Company shall establish in its internal records a book entry account representing the Target Number of Performance Shares effective as of the Date of Grant, provided that the Company shall retain control of such account until the Performance Shares have become earned and vested in accordance with this Award Agreement.

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(2)Earning Performance Shares; Vesting. Except as otherwise provided in paragraph (3) below relating to termination of employment in certain circumstances and paragraph (4) below relating to the effect of a Change in Control:
(a)Earned Performance Shares; Maximum Number of Performance Shares. The actual number of Performance Shares, if any, which are earned under this Award (the “Earned Performance Shares”) shall be determined by the Compensation Committee in accordance with this Award Agreement, including Exhibits A and B hereto. For purposes of this Award, the “Maximum Number of Performance Shares” shall be equal to two times the Target Number of Performance Shares set forth in Paragraph (1) above. In no event, however, will the number of Earned Performance Shares as determined by the Compensation Committee exceed the Maximum Number of Performance Shares.
(b)Performance Period. Subject to the provisions of paragraph (4) below, the performance period applicable to the Award shall be the three-year period commencing [Start Date] and ending [End Date] (the “Performance Period”).
(c)Certification of Achievement of Performance Goals. Following the end of the Performance Period, the Compensation Committee will certify whether either or both of the performance goals described in Exhibits A and B have been achieved and, if so, the number of Earned Performance Shares. The Compensation Committee’s certification and determination of achievement of such performance goals and the number of Earned Performance Shares shall be made in accordance with this Award Agreement, including Exhibits A and B hereto.
(d)Vesting and Payment of Earned Performance Shares. Except to the extent provided in paragraphs (3) and (4) below, Earned Performance Shares will vest and be paid to you in shares of Common Stock (which shall be freely transferable) in accordance with this Award Agreement on the 15th day of March [Year] (the “[Year] Vesting Date”), if you are continuously employed by the Company or any of its subsidiaries through the 2021 Vesting Date. Each Earned Performance Share will represent the right to receive one share of Common Stock on the vesting date (less any shares withheld in satisfaction of tax withholding obligations under paragraph (8), if any). Within a reasonable amount of time after the date that the Earned Performance Shares vest under this Award Agreement, the Company shall instruct its stock transfer agent to establish a book entry account for your benefit representing the shares of Common Stock issuable upon vesting of the Earned Performance Shares. Such shares of Common Stock shall be immediately transferable by you.
(e)Certain Events. Except to the extent provided in paragraph (3) below, in the event your employment terminates at any time for any reason, any unearned, or any earned but unvested, Performance Shares shall be immediately forfeited, all of your rights with respect thereto shall terminate, and no vesting shall occur after such date.
(3)Termination of Employment.
(a)During the Performance Period. If your employment with the Company or any of its subsidiaries terminates on or prior to the last day of the Performance Period due to a Qualifying Termination, then a portion of your Target Number of Performance Shares shall remain outstanding and may become earned at the end of the Performance Period, and the remainder of your Target Number of Performance Shares shall be forfeited and will not become earned or vested after such termination of your employment. In such case, the portion of your Target Number of Performance Shares which will remain outstanding and eligible to become earned and vested will be equal to the product of (i) the Target Number of Performance Shares set forth in paragraph 1 above, multiplied by (ii) a fraction, the numerator of which is the number of whole months which have elapsed from [Start Date] to the date of termination of employment and the denominator of which is 36. Such product shall become your Target Number of Performance Shares for purposes of determining the RTSR-Based Performance Shares and CRATCE-Based Performance Shares under Exhibits A and B, respectively, and the determination of the number of your

Earned Performance Shares, if any, following the end the of the Performance Period. Your Earned Performance Shares, if any, will vest and become payable in shares of Common Stock (which shall be freely transferable) on the [Year] Vesting Date.
If your employment with the Company or any of its subsidiaries terminates for any other reason on or prior to the last day of the Performance Period, all unearned Performance Shares shall be immediately forfeited and all of your rights hereunder shall terminate.
(b)After the Performance Period But Prior to the Vesting Date. Except as provided in the following paragraph 3(c), if your employment with the Company or any of its subsidiaries terminates after the completion of the Performance Period but prior to the [Year] Vesting Date due to a Qualifying Termination, without Cause or for Good Reason, then any unvested Earned Performance Shares shall vest in full on the [Year] Vesting Date.
(c)    Upon or After Change in Control. If a Change in Control occurs prior to [End Date] and your employment with the Company or any of its subsidiaries terminates due to a Qualifying Termination, without Cause or for Good Reason upon such Change in Control or within the 24 months after a Change in Control, but prior to the date all of the Earned Performance Shares have become vested, then any unvested Earned Performance Shares (or a Substitute Award, as the case may be) shall vest in full on the date of termination and become immediately payable in shares of Common Stock (which shall be freely transferable). If your employment with the Company or any of its subsidiaries terminates for any other reason (including for Cause or without Good Reason) upon or within the 24 months after such Change in Control but prior to the time that all of the Earned Performance Shares (or a Substitute Award, as the case may be) have become vested, then the unvested Earned Performance Shares (or a Substitute Award, as the case may be) shall be immediately forfeited and all of your rights hereunder shall terminate.
(d)    Definitions and Determination of Qualifying Termination, Cause, Good Reason and Disability..
For purposes of this Award Agreement, a “Qualifying Termination” means a termination of your employment due to your death, a Disability or your Retirement at or after your Normal Retirement Date, termination of your employment “without Cause” means termination of your employment by the Company or any Subsidiary without Cause, and termination of your employment “for Good Reason” means your resignation from employment for Good Reason.
If you are a party to an employment agreement with the Company or any subsidiary or affiliate of the Company (such agreement the “Employment Agreement”), “Cause” and “Good Reason” shall have the meanings ascribed to such terms in your Employment Agreement. If you do not have an employment agreement with the Company or any subsidiary or affiliate of the Company:
(i)“Cause” shall have the meaning ascribed to it in the Omnibus Plan.
(ii)“Good Reason” shall mean the occurrence of any event, other than in connection with termination of your employment by the Company, which results in (A) a material diminution of your principal duties or responsibilities from those in effect immediately prior to the Change in Control, including, without limitation, a significant change in the nature or scope of your principal duties or responsibilities, such that your duties or responsibilities are inconsistent with those immediately prior to the Change in Control, and commonly (in the banking industry) considered to be of lesser responsibility, or (B) a material diminution of your total compensation from that immediately prior to the Change in Control, or (C) you being required to be based at an office or location which is more than 35 miles from your office or location immediately prior to the Change in Control. Notwithstanding the foregoing, in order for your resignation for Good Reason to occur, (x) you must provide written notice of the Good Reason event to the Company or its subsidiary within 90 days after the initial existence of such event, (y) the Company or its subsidiary must not have cured such condition within 30 days of receipt of your written notice or the Company or its subsidiary must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you must resign from employment at the end of the period within which the Company or a subsidiary was entitled to remedy the condition constituting Good Reason but failed to do so.
For purposes of this Award Agreement, the determination of whether a termination of your employment is for a “Disability”, for “Cause” or for “Good Reason” shall be determined in accordance with the Omnibus Plan and this Award Agreement, unless you are party to an Employment Agreement, in which case such determination under your Employment Agreement will control.
(4)Effect of a Change in Control.
(a)In the event of a Change in Control after the completion of the Performance Period on [End Date], but prior to the [Year] Vesting Date, the Earned Performance Shares will continue to vest as provided in paragraph 2(d) and paragraph 3(b) above.
(b)In the event and concurrently with the effectiveness of a Change in Control during the Performance Period, the Performance Period shall end and the number of Earned Performance Shares shall be determined and certified by the Compensation Committee for both performance goals either (i) in accordance with Exhibits A and B or (ii) at the target award level for each performance goal specified in Exhibits A and B, whichever is greater. The Earned Performance Shares shall vest and become payable as provided in paragraph 4(c) below.
(c)A Change in Control shall not, by itself, result in acceleration of vesting of the Earned Performance Shares, except as provided in this paragraph (4)(c).
(i)Upon a Change in Control, the Earned Performance Shares (as determined in accordance with paragraph (4)(b) above) will vest in full upon the date of the Change in Control and become payable in shares of Common Stock (which shall be freely transferable) on the first regular payroll day following the Change in Control unless another award meeting the requirements of this paragraph (4)(c) (a “Substitute Award”) is provided to you to replace this Award (the “Original Award”) if you are continuously employed by the Company or any of its subsidiaries through such dates, subject to earlier vesting in accordance with paragraph (4)(c) below or in the event of your termination as provided in paragraph (3)(c) above and become Common Stock (which shall be freely transferable) Such Substitute Award, if applicable, shall continue to vest and become payable as provided in paragraph 2(d), subject to earlier vesting in accordance with paragraph 3(c) above.
(ii)An award shall meet the requirements of this paragraph (4)(c), and thereby qualify as a Substitute Award, if the following conditions are met:
(1)The award has a value at least equal to the value of the Original Award;
(2)The award relates to publicly-traded equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and
(3)The other terms and conditions of the award are not less favorable to you than the terms and conditions of the Original Award, including the vesting provisions of paragraph (3)(c) above (except that in the event of a subsequent Change in Control of the Company or its successor, the Substitute Award shall be fully vested and freely transferable upon such subsequent Change in Control).
Without limiting the generality of the foregoing, a Substitute Award may take the form of a continuation of the Original Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this paragraph 4 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(5)Non-Transferability. This Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.
(6)Securities Law Restrictions. You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell or otherwise dispose of any Common Stock received under the Award.
Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult with the Company’s Corporate Secretary prior to selling any such shares.
(7)Stockholder Rights. Because this is an Award of Performance Shares and not actual shares of Common Stock, you will not have any rights of a stockholder with respect to the Performance Shares. Upon the vesting of the Earned Performance Shares in accordance with this Award Agreement, the Earned Performance Shares will be paid to you in shares of Common Stock (which shall be freely transferable). All cash dividends and cash distributions paid or made available with respect to the Common Stock during the period that the Performance Shares are unearned or unvested will also be paid or made available as if each Earned Performance Share was a share of Common Stock, but such dividends and distributions shall be held by the Company and paid to you on the applicable vesting date for the Performance Shares. In addition, the number of Performance Shares and other provisions of this Award are subject to adjustment pursuant to Section 5.4 of the Omnibus Plan in the event of a stock dividend, stock split or other corporate change described therein.
The Performance Shares are not subject to or eligible for inclusion in the First Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.
(8)Withholding. You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Earned Performance Shares, which will generally occur as the Earned Performance Shares vest. Payment of withholding obligations upon vesting of the Shares will be accomplished through withholding by the Company of Earned Performance Shares then vesting under this Award with a value equal to such minimum statutory withholding amount, or such greater amount as the Compensation Committee may authorize, provided the withholding of such greater amount does not result in adverse accounting consequences for the Company. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises.
(9)Tax Consequences. Information regarding federal tax consequences of the Award can be found in the Omnibus Plan’s “Summary Description”. You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.
(10)Employment; Future Awards; Successors. Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time, subject to the terms of any employment agreement to which the Company and you may be parties. Nothing herein shall create any right for you to receive, or obligation on the part of the Company to grant to you, any future Awards under the Omnibus Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.
(11)Conformity with Omnibus Plan. The Award is intended to conform in all respects with the Omnibus Plan. Except as expressly set forth in this Award Agreement, inconsistencies between this Award Agreement and the Omnibus Plan shall be resolved in accordance with the terms of the Omnibus Plan. By executing and returning the enclosed Confirmation of Acceptance of this Award Agreement, you agree to be bound by all the terms hereof and of the Omnibus Plan. All capitalized terms used but not otherwise defined in this Award Agreement shall have the same definitions stated in the Omnibus Plan or in Exhibit A or B, as applicable.
This Award Agreement shall be binding upon your heirs, executors, administrators and successors. Except as otherwise provided in this Award Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
(12)Confidentiality and Restrictive Covenants. You acknowledge and agree that the Award has been conditioned upon your compliance with (and no Performance Shares shall become Earned Performance Shares, shall vest or become transferable by you hereunder unless you have complied and continue to comply with) the provisions of this paragraph (12). In consideration of your eligibility to receive the Award contemplated by this Award Agreement and any cash award under the Company’s Short Term Incentive Compensation (“STIC”) Plan and by executing (in writing or by electronic means) the Confirmation of Acceptance endorsement of this Award Agreement, you further acknowledge and agree as follows:
(a)The Company or its subsidiaries or affiliates (collectively, the “Affiliated Group”) have spent extensive time, effort and resources developing and maintaining personal contacts and relationships with clients and customers of, and training and maintaining a stable workforce at, the Affiliated Group which, as a result or in furtherance of your employment with one or more members of the Affiliated Group, you have or will have knowledge of, access to or contact or dealings with. In addition, each member of the Affiliated Group has a legitimate and protectable interest in their respective clients, customers and employees with whom each member of the Affiliated Group has established significant business relationships; and
(b)During the period of your employment with any member of the Affiliated Group and at all times thereafter, you covenant and agree (i) not to, directly or indirectly, use or disclose any Confidential Information (as defined below) except in furtherance of your duties and responsibilities as an employee of a member of the Affiliated Group in the ordinary course of business, (ii) not to, directly or indirectly, use or disclose any Confidential Information for the benefit of a party other than a member of the Affiliated Group, and (iii) comply with all policies of the Affiliated Group relating to the use and disclosure of Confidential Information. For purposes of this Award Agreement, “Confidential Information” means any and all trade secrets or confidential, proprietary or nonpublic information (whether verbal, written, electronic or in any other medium and all copies thereof) of a member of the Affiliated Group or any of their clients or customers. Without limiting the generality of the foregoing, Confidential Information shall include, but not be limited to, financial information or data, business plans or strategies, planned products or services, records and analyses, client or customer plans or requirements, and the business or affairs of any member of the Affiliated Group or any of their respective clients or customers that any of them may reasonably regard as confidential or proprietary; and
(c)To the extent applicable law requires a finite duration, the foregoing restrictions on the disclosure or use of Confidential Information shall apply for a period of five (5) years following termination of your employment with any member of the Affiliated Group for any reason, unless such information qualifies as a trade secret under applicable state or federal law or Third-Party Confidential Information, in which case the foregoing restrictions shall continue for so long as the trade secrets remain secret and any member of the Affiliated Group remains obligated to protect the Third-Party Confidential Information. “Third-Party Confidential Information” means confidential and proprietary or private information received by any member of the Affiliated Group from customers or other third-party individuals or business entities in trust and confidence or pursuant to a duty of confidentiality. If you are requested or become legally compelled to make any disclosure that is otherwise prohibited by this paragraph (12), you agree to promptly notify the Company not less than fourteen (14) days prior to such disclosure so that the Company or another member of the Affiliated Group may seek a protective order or other appropriate relief if the Company or such member of the Affiliated Group deems such protection or remedy necessary. Subject to the foregoing, you may furnish only that portion of the Confidential Information that you are legally compelled or required by law to disclose. However, nothing in this paragraph (12), any other agreement between you and any member of the Affiliated Group or in any Affiliated Group policy applicable to you shall preclude you from providing a federal or state governmental, regulatory or administrative agency truthful information concerning a suspected violation of the law without disclosure (in advance or otherwise) to any member of the Affiliated Group. Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016; and
(d)During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, (i) for your own account or as an employee, officer, director, owner, partner, representative, agent or consultant of any financial institution, bank, corporation, limited liability company, partnership, firm, business, joint venture, group, sole proprietorship or other entity, solicit, call upon, contact, sell to, perform services for or contract with any clients or customers of a member of the Affiliated Group for the purpose of providing to such client or customer services or products of any kind that are offered or provided by a member of the Affiliated Group, (ii) act as an independent contractor in connection with any of the foregoing, (iii) assist any person, business, financial institution, bank or other entity in connection with any of the foregoing, or (iv) accept any business from any such client or customer, which business involves services or products of any kind that are offered or provided by a member of the Affiliated Group. For purposes of this Award Agreement, the term “customer” means any person, business, entity, organization or government which is or was a client or customer of a member of the Affiliated Group at any time during the period of your employment with such member of the Affiliated Group, other than any client or customer which has ceased to do business with a member of the Affiliated Group at least six (6) months prior to the last day of your employment without any inducement, encouragement or involvement by you and which client or customer you had contact with, had access to, supervised others’ contact with, or obtained Confidential Information concerning, as a result of your employment with the Company. Without limiting the generality of the foregoing, this restriction prohibits you from providing the name or Confidential Information about a client or customer of a member of the Affiliated Group to a subsequent employer or an employee of a subsequent employer for the purpose of that subsequent employer or employee of the subsequent employer contacting or soliciting any client or customer of a member of the Affiliated Group for the purpose of providing to such client or customer services or products of any kind that are offered or provided by a member of the Affiliated Group; and

(e)During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, (i) solicit, induce, recruit or encourage any employee of a member of the Affiliated Group to leave the employ of any such member of the Affiliated Group, (ii) assist any other person, business, financial institution, bank or other entity to do so, or (iii) hire any employee of a member of the Affiliated Group. For purposes of this Award Agreement, the term “employee” means any person who is or was an employee of a member of the Affiliated Group during the period of your employment with any member of the Affiliated Group and with respect to whom you had contact or supervisory responsibility or about whom you had access to and used Confidential Information related to their job, position, performance or advancement potential, other than a former employee who has not been employed by a member of the Affiliated Group for a period of at least six (6) months prior to the last day of your employment without any inducement, encouragement or involvement by you; and
(f)During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, make, cause to be made or publish any statement or disclosure (whether verbally, in writing or by electronic or other medium) that disparages or is otherwise negative about any member of the Affiliated Group or any employee, officer, director, client or customer of any member of the Affiliated Group or assist any other person, business or entity to do so; and
(g)During the period of your employment you shall use all property of any member of the Affiliated Group (including, but not limited to, all mobile telephones, computers, laptops, tablets, credit cards, access cards, keys and passwords) solely in furtherance of your employment with one or more members of the Affiliated Group and not in violation of any statute, law, rule or regulation or any policy of any member of the Affiliated Group. Upon your last day of employment, you shall cease using and shall return all of such property to a member of the Affiliated Group; and
(h)The restrictive covenants set forth in this paragraph (12) are independent of and in addition to the restrictive covenants set forth in any Employment Agreement and/or in any CRCA. The restrictive covenants set forth in the Employment Agreement and/or CRCA are and shall remain in full force and effect and binding upon you and, in the event of any conflict between the restrictive covenants set forth in this paragraph (12) and those set forth in the Employment Agreement and/or CRCA, the restrictive covenants set forth in the Employment Agreement and/or CRCA shall control. Without limiting the generality of the foregoing, the restrictive covenants set forth in this paragraph (12) shall be in full force and effect and binding upon you during your employment and following any termination of your employment with the Company or any of its subsidiaries or affiliates (regardless if your termination of employment occurs before or after a Change in Control or if such termination of employment is with or without Cause, by resignation for Good Reason or no reason, or otherwise) for the periods specified in this paragraph (12) and without regard to any geographic limitation; and
(i)In the event that any provision, or part thereof, of this paragraph (12) shall be declared by a court to exceed the maximum time period or scope that the court deems to be enforceable, then the Company and you expressly authorize the court to modify such provision, or part thereof, so that it may be enforced to the fullest extent permitted by law; and
(j)In the event that you breach any of the covenants or agreements set forth in this paragraph (12) and/or any Employment Agreement and/or CRCA, you shall immediately forfeit all rights to the Award and the Performance Shares and all other unearned, unvested or unexercised awards under the Omnibus Plan and the STIC Plan; and

(k)The validity, interpretation, construction and performance of this paragraph (12) shall be governed by the laws of the State of Illinois without giving effect to the conflict of law principles thereof. The exclusive venue for any litigation between you and the Company or any of its subsidiaries or affiliates for any dispute arising out of or relating to this Agreement shall be the state court located in Cook County, Illinois, or the federal district court located in Chicago, Illinois, and you hereby irrevocably consent to any such court’s exercise of personal jurisdiction over you for such purpose; and
(l)The restrictions set forth in this paragraph (12) are reasonable and necessary for the protection of each member of the Affiliated Group’s legitimate business interests, and do not impose any undue economic hardship on you or otherwise preclude you from gainful employment.
(13)Regulatory Requirements. You also acknowledge and agree anything in this Award Agreement or the Award to the contrary notwithstanding, it is intended that, to the extent required, this Award and your receipt of Performance Shares or any other amounts hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Company and this Award or payments made hereunder, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but are not limited to, provisions limiting, delaying or deferring the issuance of the Performance Shares or payments hereunder, requiring that the Company may recover (claw-back) incentive compensation in certain circumstances, and precluding incentive arrangements such as this Award that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and this Award. The application of this paragraph is intended to, and shall be interpreted, administered and construed to, cause this Award to comply with the Regulatory Requirements and, to the maximum extent consistent with this paragraph and the Regulatory Requirements, to permit the operation of this Award in accordance with the terms and conditions hereof before giving effect to the provisions of this paragraph or the Regulatory Requirements.
(14)General.
(a)This Award Agreement and the Omnibus Plan set forth the entire terms and conditions of the Award. No officer or employee of the Company is authorized to amend or modify the Award or this Award Agreement without the approval of the Compensation Committee, and any such amendment or modification of the Award or this Award Agreement shall be in writing and signed by an authorized officer of the Company and you. In the event that any provision of this Award Agreement is found to be invalid or unenforceable, the remaining provisions hereof shall remain binding and in full force and effect.
(b)If you breach or threaten to breach any of the covenants and agreements set forth in paragraph (12) hereof and the Company initiates any legal action against you and successfully enforces such covenants and agreements and/or obtains damages as a result of any breach of such covenants and agreements, the Company shall be entitled to payment and reimbursement from you of its reasonable attorney’s fees and litigation costs (including on appeal) incurred in connection with that action.
(c)You acknowledge and agree that the Company may suffer irreparable harm if you breach or threaten to breach any of the provisions of paragraph (12) hereof and that, in the event of your actual or threatened breach of paragraph (12), the Company may not have an adequate remedy at law. Accordingly, you agree that, in addition to any other remedies at law or in equity available to the Company for your actual breach or threatened breach of paragraph (12), the Company is entitled to specific performance and injunctive relief against you to prevent any such actual or threatened breach without the necessity of posting a bond or other security.

(d)THE COMPANY AND YOU HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE UNDER OR ACTION RELATING TO THIS AWARD AGREEMENT AND AGREE THAT ANY SUCH DISPUTE OR ACTION SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
To confirm your understanding and acceptance of the Award granted to you and your agreement to be bound by the provisions of this Award Agreement and the Omnibus Plan, please click “Accept” at the bottom of the screen on which you are reviewing this Award Agreement. You should also execute and return the “Beneficiary Designation Form” that was sent to you in the email regarding this Award. A copy of this Award Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Secretary of the Company at [Telephone Number].
Very truly yours,

Name:
Title:
First Midwest Bancorp, Inc.

Exhibit A to Performance Shares Award Agreement
(Relative TSR-Based Performance Measure)
References herein to “Award Agreement” shall mean the Performance Shares Award Award Agreement to which this Exhibit is attached and references to “Grantee” shall mean you.
(1)Relative TSR-Based Performance Goals.
(a)Target and Maximum Number of Performance Shares. The number of Performance Shares equal to 50% of the Target Number of Performance Shares set forth in Paragraph (1) of the Award Agreement (or, the applicable portion thereof as determined under Paragraph 3(a) of the Award Agreement in the event of termination of employment for reasons described in such Paragraph 3(a)) shall be subject to the provisions of this Exhibit A. Such number of Performance Shares are referred to in the Award Agreement and this Exhibit A as the “RTSR-Based Performance Shares”. The maximum number of Performance Shares which may be determined to be Earned Performance Shares under the provisions of this Exhibit A shall be two times the number of RTSR-Based Performance Shares.
(b)Performance Goal. The performance goal applicable to the RTSR-Based Performance Shares is relative Total Shareholder Return, or “RTSR”, for the Performance Period.
(c)Certification of Achievement Relative to Performance Goal. Following the end of the Performance Period, the Compensation Committee will certify the level of the RTSR performance goal achieved by the Company. Performance at or above the threshold level set forth below will result in RTSR-Based Performance Shares becoming earned (“Earned Performance Shares”). The certification of the level of the RTSR performance goal achieved and the number of Earned Performance Shares shall occur no later than sixty days after the end of the Performance Period. Such certification and determination shall be made as described in Section 3 below. Earned Performance Shares will vest as set forth in the Award Agreement. Performance Shares will be forfeited and cancelled in full if the Company’s performance during the Performance Period does not meet or exceed the threshold percentile rank of the RTSR performance goal. To the extent the Earned Performance Shares are less than the number of RTSR-Based Performance Shares, such excess RTSR-Based Performance Shares shall be forfeited and cancelled.
(2)Definitions. For purposes of this Exhibit A, the following terms will have the meanings set forth below:
(a)“Comparison Group” means the companies listed on Appendix 1 to this Exhibit A, as may be adjusted as described below.
(b)“Performance Period” means the three-year period commencing [Start Date] and ending [End Date].
(c)“Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning common stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the

Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return. If a company: (i) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations other than by virtue of a merger, consolidation, share exchange or similar transaction, then the TSR for that company will be negative one hundred percent (-100%).
(d)Other Capitalized Terms. All capitalized terms used but not otherwise defined in this Exhibit A shall have the same definitions stated in the Award Agreement or the Omnibus Plan, as applicable.
(3)Calculation. For purposes of this Exhibit A, the number of RTSR-Based Performance Shares which shall become Earned Performance Shares will be calculated as follows:
FIRST: For the Company and for each other company in the Comparison Group, determine the TSR for the Performance Period.
SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked [__] on the list out of [__] companies (including the Company), its percentile rank would be [__]%.
THIRD: Plot the percentile rank for the Company determined in the second step into the appropriate band in the left-hand column of the table below and determine the number of RTSR-Based Performance Shares earned as a percent of the number of RTSR-Based Performance Shares, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and the corresponding share funding if the Company’s percentile rank is greater than [__]% and less than [__]% but not exactly one of the percentile ranks listed in the left-hand column. For example, if the Company’s percentile rank is [__]%, then the number of Earned Performance Shares would be equal to [__]% of the RTSR-Based Performance Shares.

PERCENTILE RANK	% RTSR-BASED PERFORMANCE SHARES EARNED

(Threshold)

(Target)

(Maximum)
(4)Rules. The following rules apply to the computation of the number of RTSR-Based Performance Shares earned:

(a)No Guaranteed Payout. The minimum number of RTSR-Based Performance Shares which may be earned is zero and the maximum number of RTSR-Based Performance Shares which may be earned is two times the number of RTSR-Based Performance Shares.
(b)Averaging Period. For purposes of computing Total Shareholder Return for the Company and each other company in the Comparison Group, the common stock price at the beginning and end of the Performance Period will, subject to Section 5 below, be determined as the 20-day average of the closing price of the common stock on each of the 20 consecutive trading days ending on and including the first day or last day of the Performance Period, as the case may be.
(c)Effect of Specified Corporate Change on Comparison Group. Companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the end of a Performance Period will not be included at all in the calculation of Total Shareholder Return and the computation of the number of Performance Shares earned for that Performance Period. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

(i)	ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

(ii)	has gone private; or

(iii)	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

(iv)
has been acquired by or merged into another company (whether by another company in the Comparison Group or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

The Company shall rely on press releases, public filings, website postings and other reasonably reliable information available regarding a Comparison Company in making a determination that a Specified Corporate Change has occurred.
(5)Effect of Certain Events. The following provisions will apply in the event of the termination of employment of the Grantee or the occurrence of a Change in Control:
(a)Termination of Employment Prior to a Change in Control. The effect of termination of employment prior to a Change in Control shall be governed by paragraph (3) of the attached Award Agreement.
(b)Effect of Change in Control. In the event of a Change in Control, the number of RTSR-Based Performance Shares that shall be earned, vested and payable in Common Stock shall be calculated and determined by the Compensation Committee in accordance with paragraph (4) of the Award Agreement and this Section as follows:
FIRST: If the Performance Period has not been completed, there shall be determined the number of RTSR-Based Performance Shares that would be earned if the Performance Period was the period which began on [Start Date] and ended on the date which is five trading days prior to the effective date of the Change in Control. The Company TSR for purposes of this calculation shall be determined using the per share value of the common stock as of the effective date of the Change in Control instead of a 20-trading day average ending on the last day of the Performance Period. The Compensation Committee shall determine the number of Earned Performance Shares in accordance with Sections 1(c) and 3 above.
Notwithstanding the foregoing, if the number of earned RTSR-Based Performance Shares determined using the calculation in the preceding paragraph is less than 50% of the Target Number of Performance Shares, then the number of Earned Performance Shares based on the RTSR performance goal shall be equal to 50% of the Target Number of Performance Shares.
SECOND: If the Performance Period has been completed, then the Earned Performance Shares shall be equal to the number determined in accordance with Sections 1(c) and 3 above.
The Earned Performance Shares shall vest in accordance with paragraphs (3) and (4) of the Award Agreement.

* * *

Appendix 1 to
Exhibit A to
Performance Shares Award Award Agreement
Comparison Group
[__]

Exhibit B to Performance Shares Award Agreement
(CRATCE-Based Performance Measure)
References herein to “Award Agreement” shall mean the Performance Shares Award Agreement to which this Exhibit is attached and references to “Grantee” shall mean you.
(6)CRATCE-Based Performance Goal.
(a)Target and Maximum Number of Performance Shares. The number of Performance Shares equal to 50% of the Target Number of Performance Shares set forth in Paragraph (1) of the Award Agreement (or, the applicable portion thereof as determined under Paragraph 3(a) of the Award Agreement in the event of termination of employment for reasons described in such Paragraph 3(a)) shall be subject to the provisions of this Exhibit B. Such number of Performance Shares are referred to in the Award Agreement and this Exhibit B as the “CRATCE-Based Performance Shares”. The maximum number of Performance Shares which may be determined to be Earned Performance Shares under the provisions of this Exhibit B shall be two times the number of CRATCE-Based Performance Shares.
(b)Performance Goal. The performance goal applicable to the CRATCE-Based Performance Shares is the average level of Calendar Year CRATCE achievement against Calendar Year CRATCE Targets established by the Compensation Committee with respect to each Calendar Year during the Performance Period.
(c)Certification of Achievement Relative to Performance Criteria. Following the end of the Performance Period, the Compensation Committee will certify the level of the CRATCE performance goal achieved by the Company. Performance at or above the threshold level set forth as described below will result in CRATCE-Based Performance Shares becoming earned (“Earned Performance Shares”). The certification of the level of the CRATCE performance goal achieved and the number of Earned Performance Shares shall occur no later than sixty days after the end of the Performance Period. Such certification and determination shall be made as described in Section 3 below. Earned Performance Shares will vest as set forth in the Award Agreement. The CRATCE-Based Performance Shares will be forfeited and cancelled in full if the Company’s performance during the Performance Period does not meet or exceed the threshold. To the extent the Earned Performance Shares are less than the number of CRATCE-Based Performance Shares, such unearned CRATCE-Based Performance Shares shall be forfeited and cancelled.
(7)Definitions. For purposes of this Exhibit B, the following terms will have the meanings set forth below:
(a)“Performance Period” means the three-year period commencing [Start Date] and ending [End Date].
(b)“Calendar Year” means each of the calendar years [Year 1], [Year 2] and [Year 3] (or a portion thereof as may be applicable under this Exhibit B).
(c)“Calendar Year CRATCE” means the CRATCE for the applicable Calendar Year.

(d)“Calendar Year CRATCE Grid” means the grid which sets forth target Calendar Year CRATCE for a given Calendar Year (the level at which the Calendar Year CRATCE Payout % will be 100%), together with the levels of Calendar Year CRATCE below and above the target level at which the Calendar Year CRATCE Payout % may range from [__]% (threshold) to [__]% (maximum). The Compensation Committee shall establish the Calendar Year CRATCE Grid for each Calendar Year no later than the 90th day of such Calendar Year. The [Year 1] Calendar Year CRATCE Grid is set forth in Section (3) below.
(e)“Calendar Year CRATCE Payout %” means, with respect to a Calendar Year, the Calendar Year CRATCE Payout % for that year as certified by the Compensation Committee based upon the Calendar Year CRATCE and Calendar Year CRATCE Grid for such Calendar Year.
(f)“Core Return on Average Tangible Common Equity”, or “CRATCE”, means with respect to any specified period, the Company’s Core Net Income for such period divided by the Company’s Average Tangible Common Equity during such period.
(g)“Core Net Income” for any period means the Company’s net income for such period as reported by the Company, but excluding the following:
(i)    [__]
(h)“Average Tangible Common Equity” for any period means the average tangible common equity for such period as reported by the Company, with adjustments similar to those adjustments made for purposes of determining Core Net Income also being made to Average Tangible Common Equity to the extent applicable.
(i)“Average Calendar Year CRATCE Payout %” for a period means the average of the Calendar Year CRATCE Payout % for each of the Calendar Years in the Performance Period, provided that in the event of a Change in Control during the Performance Period, the Average Calendar Year CRATCE Payout % shall be determined for the number of full Calendar Years in the Performance Period which have elapsed as of the calendar quarter end immediately preceding the Change in Control (the “Measurement Quarter End”); provided, however, that for this purpose the Calendar Year including the Measurement Quarter End shall be treated as a full Calendar Year and the Calendar Year CRATCE for such year shall be determined by annualizing the Core Net Income through the Measurement Quarter End and dividing that amount by the Average Tangible Common Equity during such Calendar Year through the Measurement Quarter End.
(j)Other Capitalized Terms. All capitalized terms used but not otherwise defined in this Exhibit B shall have the same definitions stated in the Award Agreement or the Omnibus Plan, as applicable.
(8)Calculation. For purposes of this Exhibit B, the number of CRATCE-Based Performance Shares which shall become Earned Performance Shares will be calculated as follows:
FIRST: The Company’s Calendar Year CRATCE for each Calendar Year in the Performance Period shall be determined.

B-2

SECOND: Plot the Calendar Year CRATCE determined for each Calendar Year in the first step into the appropriate band in the left-hand column of the Calendar Year CRATCE Grid for such Calendar Year and determine the Calendar Year CRATCE Payout %, which is the figure in the right-hand column of the Calendar Year CRATCE Grid corresponding to that level of Calendar Year CRATCE. Use linear interpolation between points in the table below to determine the corresponding Calendar Year CRATCE Payout % if the Company’s Calendar Year CRATCE is greater than threshold and less than maximum, but not exactly one of the percentages listed in the left-hand column. For example, if the company’s Calendar Year CRATCE in [Year 1] is [__]%, then the Calendar Year CRATCE Payout % would be [__]%.

Calendar Year CRATCE Grid
[Year 1] calendar year cratce	calendar year cratce payout %

(Threshold)

(Target)

(Maximum)
The minimum Calendar Year CRATCE Payout % which may be earned is [__] and the maximum is [__]%.
THIRD: Determine the number of Earned Performance Shares by multiplying the Average Calendar Year CRATCE Payout % (as determined based upon the Calendar Year CRATCE Payout % amounts determined in the second step) by the number of CRATCE-Based Performance Shares.
(9)Effect of Certain Events. The following provisions will apply in the event of the termination of employment of the Grantee or the occurrence of a Change in Control:
(a)Termination of Employment Prior to a Change in Control. The effect of termination of employment prior to a Change in Control shall be governed by paragraph (3) of the attached Award Agreement.
(b)Effect of Change in Control. In the event of a Change in Control, the number of CRATCE-Based Performance Shares that shall be earned, vested and payable in Common Stock shall be calculated and determined by the Compensation Committee in accordance with paragraph (4) of the Award Agreement and this Section as follows:
FIRST: If the Performance Period has not been completed, there shall be determined the number of CRATCE-Based Performance Shares that would be earned if the Performance Period was the period which began on [Start Date] and ended on the effective date of the Change in Control. The Compensation Committee shall determine the number of Earned Performance Shares in accordance with Sections 1(c) and 3 above.

B-3

Notwithstanding the foregoing, if the number of earned CRATCE-Based Performance Shares determined using the calculation in the preceding paragraph is less than 50% of the Target Number of Performance Shares, then the number of Earned Performance Shares based on the CRATCE performance goal shall be equal to 50% of the Target Number of Performance Shares.
SECOND: If the Performance Period has been completed, then the Earned Performance Shares shall be equal to the number determined in accordance with Sections 1(c) and 3 above.
The Earned Performance Shares shall vest in accordance with paragraphs (3) and (4) of the Award Agreement.

* * *

B-4